Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

SERIES B-1 PREFERRED STOCK

of

NISOURCE INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

NiSource Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), by the Amended and Restated Certificate of Incorporation of the Corporation (as amended through the date hereof, the “Certificate of Incorporation”) and applicable law, the Board adopted the following resolution by written consent on December 21, 2018, creating a series of 20,000 shares of preferred stock of the Corporation designated as “Series B-1 Preferred Stock.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation, the authority of the Board and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences, and relative participating, optional, or other rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series, be as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”) and the number of shares constituting the Series B-1 Preferred Stock shall be 20,000, and such shares shall have a liquidation preference of $0.01 per share. That number from time to time shall be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B-1 Preferred Stock then outstanding) share-for-share in connection with any increase or decrease in the number of shares constituting the 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock of the Corporation (the “Series B Preferred Stock”) by further resolution duly adopted by the Board or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. Each share of Series B-1 Preferred Stock shall be identical in all respects to every other share of Series B-1 Preferred Stock. Shares of Series B-1 Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.”

Section 2. Ranking. The shares of Series B-1 Preferred Stock shall rank, with respect to the payment of distributions upon the liquidation, winding up and dissolution of the Corporation’s affairs:

(A) senior to the common stock of the Corporation, $0.01 par value per share (the “Common Stock”) and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks on a parity with the Series B-1 Preferred Stock or senior to the Series B-1

Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, including the Common Stock, “Junior Securities”);

(B) on a parity with the 5.65% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock of the Corporation, the Series B Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (including additional shares of the Series B-1 Preferred Stock) that, by its terms, does not expressly provide that such class or series ranks senior or junior to the Series B-1 Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, “Parity Securities”); and

(C) junior to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series B-1 Preferred Stock as to dividends and upon liquidation and winding-up (collectively, “Senior Securities”).

Section 3. Dividends and Distributions. Holders of Series B-1 Preferred Stock will not be entitled to receive dividends. Dividends (payable in cash, stock or otherwise) may be determined by the Board (or a duly authorized committee of the Board) and may be declared and paid on the Common Stock and any other class of capital stock from time to time out of any funds legally available for such payment, and the shares of the Series B-1 Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Voting Rights.

(A) General. Except as provided in (B) and (C) below or as expressly required by Delaware law, the holders of shares of Series B-1 Preferred Stock shall not have any voting, consent or approval rights. On any matter on which the holders of the Series B-1 Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such holders will be entitled to 25 votes per share. Any shares of Series B-1 Preferred Stock held by a subsidiary of the Corporation will not be entitled to vote.

With respect to shares of Series B-1 Preferred Stock that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such shares are registered, such other person will, in exercising the voting rights in respect of such shares of Series B-1 Preferred Stock on any matter, and unless the arrangement between such persons provides otherwise, vote such Series B-1 Preferred Stock in favor of, and at the direction of, the person who is the beneficial owner, and the Corporation will be entitled to assume it is so acting without further inquiry.

(B) Right to Elect Two Directors upon Nonpayment Events. If and whenever dividends on any shares of Series B Preferred Stock shall not have been declared and paid for at least six Dividend Periods (as defined in the certificate of designations for the Series B Preferred Stock), whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series B-1 Preferred Stock, voting as a class together with the holders of any outstanding Parity Securities with like voting rights that are exercisable at the time and entitled to vote thereon (“Voting Preferred Stock”), shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that (i) the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors and (ii) such director shall not be prohibited or disqualified from serving as a director on the Board of Directors by any applicable law, and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors.

In the event that the holders of the Series B-1 Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 25% of the Series B-1 Preferred Stock or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series B-1 Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in person or by first class mail, postage prepaid, or in such other manner as may be required by law.

When all accumulated and unpaid dividends on the Series B Preferred Stock have been paid in full, then the right of the holders of Series B-1 Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 4), and the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B-1 Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series B-1 Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(C) Adverse Changes. So long as any shares of Series B-1 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding shares of Series B-1 Preferred Stock, voting as a single class, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to adopt an amendment to the Certificate of Incorporation that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series B-1 Preferred Stock, except that any amendment to the Certificate of Incorporation (i) relating to the issuance of additional shares of preferred stock or (ii) in connection with a merger or another transaction in which either (x) the Corporation is the surviving entity and the Series B-1 Preferred Stock remains outstanding or (y) the Series B-1 Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case with the terms thereof materially unchanged in any respect adverse to the holders of Series B-1 Preferred Stock, will be deemed not to materially adversely affect the powers, preferences, duties or special rights of the holders of Series B-1 Preferred Stock.

Section 5. Reacquired Shares. Any shares of Series B-1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Series B-1 Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any Senior Securities or Parity Securities, and before any distribution of assets is made to holders of Common Stock or any other Junior Securities, a liquidating distribution in the amount of $0.01 per share. Any accumulated and unpaid dividends on any outstanding Parity Securities (including the Series B Preferred Stock) will be paid prior to any distributions in liquidation. Holders of shares of Series B-1 Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(B) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences in full to all holders of the Series B-1 Preferred Stock and all holders of Parity Securities, the amounts paid to the holders of Series B-1 Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any unpaid, accumulated dividends, whether or not declared (and, in the case of any holder of stock other than the Series B-1 Preferred Stock and on which dividends are non-cumulative, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of Series B-1 Preferred Stock and any Parity Securities, the holders of the Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(C) For purpose of this Section 6, the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation shall not be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 7. No Conversion Rights. The shares of Series B-1 Preferred Stock shall not be convertible into any other class of stock.

Section 8. No Preemptive Rights. The holders of shares of Series B-1 Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Redemption. The Series B-1 Preferred Stock is perpetual, has no maturity date and is not subject to any mandatory redemption, sinking fund or other similar provisions, except as set forth in (A) below.

(A) Mandatory Redemption: Each share of Series B-1 Preferred Stock is subject to mandatory redemption, at a redemption price per share equal to $0.01, if and when the Corporation redeems the share of Series B Preferred Stock with respect to which such share of Series B-1 Preferred Stock was issued (the “Related Series B Share”).

(B) Redemption Procedure: If shares of the Series B-1 Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, or otherwise transmitted by an authorized method to the holders of any shares of Series B-1 Preferred Stock to be redeemed as such holders’ names appear on the stock transfer books maintained by Computershare Inc. or an affiliate, as transfer agent and registrar, or any successor transfer agent appointed by the Corporation, at the address of such holders shown therein mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the shares of Series B-1 Preferred Stock are held in book-entry form through the Depositary Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption shall include a statement stating: (i) the redemption date; (ii) the number of shares of Series B-1 Preferred Stock to be redeemed and, if fewer than all outstanding shares held by the holder of Series B-1 Preferred Stock are to be redeemed, the number and, in the case of any shares of Series B-1 Preferred Stock in certificated form, the identification of shares of Series B-1 Preferred Stock to be redeemed from the holder; (iii) the redemption price; and (iv) the place or places where the certificates, if any, evidencing shares of Series B-1 Preferred Stock are to be surrendered for payment of the redemption price. The notice of redemption relating to any shares of Series B-1 Preferred Stock may be included in the notice of redemption relating to the Related Series B Shares.

(C) Effectiveness of Redemption. If notice of redemption of any shares of Series B-1 Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series B-1 Preferred Stock so called for redemption, then, from and after the redemption date, such shares of Series B-1 Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

(D) Partial Redemption. If fewer than all of the outstanding shares of Series B -1 Preferred Stock are to be redeemed, the shares to be redeemed will be redeemed by the same method of selection as DTC (or, in the case of any certificated shares, the Board) uses with respect to the Related Series B Shares. Each share of Series B-1 Preferred Stock shall be redeemed at the time its Related Series B Share is redeemed. Any shares of Series B-1 Preferred Stock not redeemed will remain outstanding and entitled to all the rights and preferences of the Series B-1 Preferred Stock under the Certificate of Incorporation.

Section 10. Restrictions on Transfer.

(A) The shares of Series B-1 Preferred Stock shall be paired with the Related Series B Shares. Shares of Series B-1 Preferred Stock may be issued by the Corporation only to persons holding Related Series B Shares on the date hereof and must be issued in connection with any subsequent issuance of Related Series B Shares. Shares of Series B-1 Preferred Stock shall be issued only on the basis of one share of Series B-1 Preferred Stock for each Related Series B Share, such that at any given time the number of issued and outstanding shares of Series B-1 Preferred Stock and Related Series B Shares shall be identical, held by the same persons and in the same numbers. Shares of Series B-1 Preferred Stock may not be transferred, redeemed or repurchased by the Corporation except in connection with the simultaneous transfer, redemption or repurchase of the Related Series B Shares, and upon the transfer, redemption or repurchase of the Related Series B Shares, the same number of shares of Series B-1 Preferred Stock must simultaneously be transferred (to the same transferee), redeemed or repurchased, as the case may be. Any transfer or purported transfer of shares of Series B-1 Preferred Stock other than in connection with the simultaneous transfer of an identical number of Related Series B Shares shall be void ab initio.

(B) Each certificate or confirmation evidencing shares of Series B-1 Preferred Stock shall bear the following legend: “The certificate of incorporation of the Corporation provides that shares of Series B-1 Preferred Stock are paired with the Corporation’s Series B Preferred Stock and may not be transferred except in connection with the simultaneous transfer of an equal number of shares of Series B Preferred Stock. The Corporation will furnish without charge to each holder of Series B-1 Preferred Stock who so requests a copy of the Corporation’s certificate of incorporation setting forth the designations, preferences, privileges and rights of each class or series of the Corporation’s stock that the Corporation is authorized to issue.”

Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B-1 Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of Series B-1 Preferred Stock, voting as a single class.

Section 12. No Other Rights. The shares of Series B-1 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Vice President, Treasurer and Chief Risk Officer and attested by its Corporate Secretary this 26th day of December, 2018.

/s/ Shawn Anderson
Vice President, Treasurer and Chief Risk Officer

Attest:

/s/ John G. Nassos
Corporate Secretary